GUARANTEE AGREEMENT

     GUARANTEE AGREEMENT (the "Guarantee") dated June 26, 1998 (the "Closing Date") by and between each of Daniel Swindell, Robert M. Trask, William D. Trask, Eino M. Hendrickson, Gary J. Marostica and Gerry Inouye (each or whom shall be individually referred to as "Seller" and collectively as the "Sellers"), James R. Billings ("Billings"), and AgriBioTech, Inc., a Nevada corporation ("ABT") and Arnold-Thomas Seed Service, Inc. a Nevada corporation and wholly-owned subsidiary of ABT (the "Buyer").

                              W I T N E S S E T H:

     WHEREAS, Buyer has agreed to purchase from the Sellers an aggregate of 100 shares of the common stock of W-D Seed Growers, Inc., an Idaho corporation (the "Company"), pursuant to a Stock Purchase Agreement dated June 26, 1998 (the "Stock Purchase Agreement") by and among the Sellers, the Company, the Buyer and ABT;

     WHEREAS, Buyer has agreed to purchase from Billings all of the issued and outstanding shares of capital stock of Stanford Holding Ltd., a Delaware corporation ("Stanford"), pursuant to a Stock Purchase Agreement dated June 26, 1998 (the "Stanford Stock Purchase Agreement") by and among Billings, Stanford, the Buyer, and ABT;

     WHEREAS, pursuant to Section 3(a) of the Stock Purchase Agreement, ABT will transfer to the Sellers Sixty Eight Thousand One Hundred Eighty Two (68,182) shares of the Common Stock of ABT;

     WHEREAS, pursuant to Section 3(a) of the Stanford Stock Purchase Agreement, ABT will transfer to Billings Sixty Eight Thousand One Hundred Eighty Two (68,182) shares of the Common Stock of ABT (which, together with the shares of ABT common stock transferred to the Sellers shall collectively be referred to as the "ABT Shares");

     WHEREAS, pursuant to Section 3(c) of the Stock Purchase Agreement, the Sellers have entered into a Lock-Up Agreement (the "Lock-Up") pursuant to which they have agreed that they shall not sell, transfer or otherwise dispose of the ABT Shares except as specified in the Lock-Up;

     WHEREAS, pursuant to Section 3(c) of the Stanford Stock Purchase Agreement, Billings has entered into a Lock-Up Agreement (the "Lock-Up") pursuant to which he has agreed that he shall not sell, transfer or otherwise dispose of the ABT Shares except as specified in the Lock-Up;

     WHEREAS, pursuant to Section 3(d) of the Stock Purchase Agreement, ABT has guaranteed the Net Proceeds (as defined below) from the sale of the ABT Shares when sold pursuant to the Lock-Up; and

     WHEREAS, pursuant to Section 3(d) of the Stanford Stock Purchase Agreement, ABT has guaranteed the Net Proceeds (as defined below) from the sale of the ABT Shares when sold pursuant to the Lock-Up; and

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Guaranty, the parties hereto hereby agree as follows:

Section 1.

               (a) The ABT Shares, if sold pursuant to the Lock-Up, shall have Guaranteed Net Proceeds (defined as gross sales price less customary sales commissions and any applicable stock transfer and sales taxes) of no less than $22.00 per share (the "Guaranteed Price/Share").

               (b) Buyer and ABT further agree that until the Sellers and Billings have received an aggregate of $3,000,000 from all sales of ABT Shares made pursuant to the Lock-Up, they shall be secured by a first lien, wherever reasonably possible, on the fixed assets and equipment of the Corporation pursuant to the terms of a security agreement (the "Security Agreement").

               (c) In consideration of the guarantee granted hereby and the Security Agreement, each of the Sellers and Billings hereby agrees that all Net Proceeds from all sales of ABT Shares at a price per share greater than the Guaranteed Price/Share shall be paid to ABT.

Section 2.

               (a) The Net Proceeds shall be determined on a quarterly basis according to ABT's fiscal calender.

               (b) To the extent that sales of ABT Shares pursuant to the Lock-Up are made at prices per Share that are lower than the Guaranteed Price/Share, ABT shall pay to each of the Sellers and Billings cash for any shortfalls in the Guaranteed Net Proceeds resulting from their individual sales of the ABT Shares on the last day of the month following the end of the fiscal quarter in which such shortfall occurred; provided, however, that any shortfalls shall be calculated on a cumulative basis during such fiscal quarter such that any shortfalls in the guaranteed Price/Share shall be offset against any surplus in the Guaranteed Price/Share.

               (c) To the extent that sales of ABT Shares pursuant to the Lock-Up are made at prices per Share that are greater than the Guaranteed Price/Share, each of the Sellers and Billings ABT shall pay to ABT cash for any surplus in the Guaranteed Net Proceeds resulting from their individual sales of the ABT Shares on the last day of the month following the end of the fiscal quarter in which such surplus occurred; provided, however, that any surplus shall be calculated on a cumulative basis during such fiscal quarter such that any surplus in the Guaranteed Price/Share shall be offset against any shortfalls in the Guaranteed Price/Share.

               (d) Sellers and Billings shall prepare and deliver to ABT within two weeks of the end of each fiscal quarter a cumulative statement, supported by documentation reflecting all sales of ABT Shares by each of them during such quarter, and stating the mount to be paid by ABT to each of them pursuant to the terms of this guarantee or the amount to be paid by each them to ABT pursuant to the terms of this guarantee. In the event of a surplus in the Guaranteed Price/Share during any fiscal quarter, ABT, in its sole discretion, may elect to maintain such surplus without receiving cash payment therefor, to be offset against any future deficits in the Guaranteed Price/Share, by providing the Sellers and Billings with written notice of such election prior to the date upon which a payment of such surplus would otherwise be due.

               (e) In the event that any of the Sellers or Billings offers, sells, transfers or otherwise disposes of the ABT Shares in violation of the Lock-Up, without the prior written consent of ABT, (i) the Guarantee shall not apply to the Net Proceeds received from such sale and the Guarantee shall from that time be null and void, and (ii) all proceeds in excess of $15.50 per share from the sale of all ABT Shares by such individual, regardless of whether such proceeds derive from sales made prior to, concurrent with or subsequent to such event of default, shall be paid to ABT.

Section 3. Subject to Section 6 hereunder, this Agreement shall inure to the benefit of and be binding upon ABT, its successors and assigns, and upon the Sellers, Billings, their heirs, executors, administrators, legatees and legal representatives.

Section 4. Should any part of this Guarantee, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Guarantee had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Guarantee without including therein any portion which may for any reason be declared invalid.

Section 5. This Guarantee shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

Section 6. This Guarantee and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

Section 7.

          (a) All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

                           (i)      if to the Sellers or Billings to:

                                    Stanford Holdings, Ltd.
                                    11 Summer Street
                                    Buffalo, NY 14209
                                    Attn: Mr. James R. Billings
                                    Telecopier No.: 716-883-1510

                                    with a copy to:

                                    Phillips, Lytle, Hitchcock, Blaine
                                    & Huber LLP
                                    3400 Marine Midland Center
                                    Buffalo, NY 14203
                                    Attn: David A. Clemens, Esq.
                                    Telecopier No.: 716-852-6100

                           (ii)     if to the Buyer or ABT to:

                                    Arnold-Thomas Seed Service, Inc.
                                    AgriBioTech, Inc.
                                    120 Corporate Park Drive
                                    Henderson, Nevada 89014
                                    Attention: Johnny R. Thomas, President
                                    Telecopier No.: (888) 800-4841

                                    with a copy to:

                                    Snow Becker Krauss P.C.
                                    605 Third Avenue
                                    New York, New York  10158
                                    Attention: Elliot H. Lutzker, Esq.
                                    Telecopier No.:  (212) 949-7052

          (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 8. In the event that ABT fails to make a payment for a shortfall in the Net Proceeds in accordance with Section 2 hereof within 30 days after receipt of written notice from Sellers and Billings demanding such payment, ABT shall be in default under this Guarantee with respect to such payment ("Default Payment"). Upon such default by ABT, Sellers and Billings may declare a default under the Security Agreement and pursue all remedies to which they are entitled to the extent necessary to relieve such default. This Guarantee shall otherwise remain in full force and effect with respect to the payment of any future deficits or surpluses by ABT or the Sellers and Billings, as the case may be.

Section 9. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Guarantee shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Guarantee on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Guarantee as of the day and year first written above.


/s/ Daniel Swindell                        /s/ Gary J. Marostica
-----------------------------              -------------------------------------
Daniel Swindell                            Gary J. Marostica

/s/ Robert M. Trask                        /s/ Jerry T. Inouye
-----------------------------              -------------------------------------
Robert M. Trask                            Jerry T. Inouye

/s/ William D. Trask                       /s/ James R. Billings
-----------------------------              -------------------------------------
William D. Trask                           James R. Billings

/s/ Eino M. Hendrickson
-----------------------------
Eino M. Hendrickson


                                           AGRIBIOTECH, INC.


                                           By: /S/ Kathleen L. Gillespie
                                           -------------------------------------
                                               Kathleen L. Gillespie
                                               Vice President



                                           ARNOLD-THOMAS SEED SERVICE, INC.


                                           By: /s/ Kathleen L. Gillespie
                                           -------------------------------------
                                               Kathleen L. Gillespie
                                               Vice President